UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 12, 2006

Date of Report (Date of earliest event reported)

Watson Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-20045	95-3872914
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
311 Bonnie Circle
Corona, California, 92880
(Address of principal executive offices) (Zip Code)

(951) 493-5300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On March 12, 2006, Watson Pharmaceuticals, Inc. (“Watson”) entered into a Senior Credit Facilities Commitment Letter (the “Letter”) with Canadian Imperial Bank of Commerce, acting through its New York Agency, and CIBC World Markets Corp. (collectively, the “Commitment Parties”).  Pursuant to the Letter, subject to the terms and conditions of the Letter, the Commitment Parties have committed to provide an aggregate of $1,150,000,000 of senior financing to Watson, consisting of a $500,000,000 revolving credit facility and a $650,000,000 senior term loan facility.  The commitment under the Letter expires six months from the date the Letter was executed.  The Letter was entered into in connection with Watson’s proposed business combination with Andrx Corporation pursuant to the Agreement and Plan of Merger, dated as of March 12, 2006, between Watson, Andrx Corporation and a wholly-owned subsidiary of Watson.

The Letter provides that the senior term facility would mature in five years and that the revolving facility would have a five year term.  Loans under the facilities would bear interest equal to LIBOR plus 0.75% (subject to certain adjustments).  The indebtedness would be guaranteed by Watson’s material domestic subsidiaries.  The indebtedness would be pre-payable at the election of Watson without premium (subject to certain adjustments).  The Letter also provides that Watson and the Commitment Parties may restructure the credit facilities in an agreed upon manner.

The foregoing description of the Letter is qualified in its entirety by reference to the Letter attached as Exhibit 99.1, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

           (d)          Exhibits.

Exhibit No.	Description

99.1	Senior Credit Facilities Commitment Letter from Canadian Imperial Bank of Commerce, acting through its New York Agency, and CIBC World Markets Corp., dated March 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2006	By:	/s/ David A. Buchen
David A. Buchen
Senior Vice President,
General Counsel and Secretary